EXHIBIT 99.2

Cavium Names Raghib Hussain Chief Operating Officer

SAN JOSE, California – July 26, 2016 – Cavium, Inc. (NASDAQ: CAVM), a leading provider of semiconductor products that enable intelligent processing for enterprise, data center, cloud, wired and wireless networking, today announced that Raghib Hussain has been named Chief Operating Officer of Cavium. Mr. Hussain co-founded Cavium in 2000. He has served in various management and technology leadership roles since the inception of Cavium and has been the Corporate Vice President, Chief Technology Officer and General Manager since 2014.

Prior to co-founding Cavium, Mr. Hussain held various engineering roles at Cisco Systems, Inc. and Cadence Design Systems, Inc. Prior to that, Mr. Hussain served at VPNet, an enterprise security company, of which he was a founding team member. At VPNet, he was a key contributor to the design of the first commercial IPSec based VPN (Virtual Private Network) gateway.

Since its founding in 2000, Mr. Hussain has contributed significantly to Cavium’s growth and success as a member of the executive management team. In his previous role, Mr. Hussain has been leading Cavium’s product strategy, business operation and expansion into multiple markets with industry leading products. As Chief Operating Officer, Mr. Hussain will assume primary responsibility for Cavium’s product line business units and product business operations and will continue to report to Syed Ali, President and Chief Executive Officer of Cavium.

“Raghib has been an instrumental contributor to Cavium’s success since our founding. His deep experience in engineering and astute understanding of industry trends along with strong marketing and customer management experience uniquely position him for the COO role,” said Syed Ali, President and Chief Executive Officer of Cavium.

“Cavium is at an exciting point in its evolution. We have an extremely broad portfolio of products and IP that uniquely positions us to take advantage of the emerging infrastructure market trends. I look forward to continue to drive Cavium’s innovative culture, products and market success,” said Raghib Hussain, Chief Operating Officer of Cavium.

###

About Cavium

Cavium is a leading provider of highly integrated semiconductor products that enable intelligent processing in enterprise, data center, cloud, wired and wireless service provider applications. Cavium offers a broad portfolio of integrated, software compatible processors ranging in performance from 100 Mbps to 100 Gbps that enable secure, intelligent functionality in enterprise, data center, broadband/consumer and access & service provider equipment. Cavium’s processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium’s principal offices are in San Jose, California with design team locations in California, Massachusetts, India, and China. For more information, please visit: http://www.cavium.com

Cavium Contact

Angel Atondo

Sr. Marketing Communications Manager

Tel: (408) 943-7417

Email: angel.atondo@cavium.com